Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-261810

Prospectus Supplement No. 10
(to Prospectus dated April 14, 2022)

344,871,956 Shares of Class A Common Stock
Up to 12,669,300 PIPE Warrants
Up to 1,300,000 OTM Warrants
Up to 257,500 Private Placement Warrants
Up to 28,750 Underwriter Warrants

This prospectus supplement updates, amends and supplements the prospectus dated April 14, 2022 (the “Prospectus”) related to (i) the resale by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of up to 73,832,500 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), (ii) the issuance by us of up to 5,750,000 shares of Class A Common Stock upon exercise of the warrants issued to the public as part of the units in our initial public offering (the “Public Warrants”), (iii) the issuance by us and resale by the Selling Securityholders of up to (A) 12,669,300 shares of Class A Common Stock upon exercise of the warrants (the “PIPE Warrants”) that were issued to certain qualified institutional buyers and accredited investors pursuant to subscription agreements dated as of August 17, 2021, (B) 1,300,000 shares of Class A Common Stock upon exercise of the warrants (the “OTM Warrants”) originally issued to Aldel Investors LLC and FG SPAC Partners LP in a private placement in connection with our initial public offering, (C) 28,750 shares of Class A Common Stock upon exercise of the warrants (the “Underwriter Warrants”) originally issued to ThinkEquity LLC in connection with our initial public offering, and (D) 257,500 shares of Class A Common Stock upon exercise of the warrants (the “Private Placement Warrants” and, together with the Public Warrants, the PIPE Warrants, the OTM Warrants and the Underwriter Warrants, the “Warrants”) originally issued in a private placement in connection with our initial public offering, (iv) the issuance by us and resale by the Selling Securityholders of up to 251,033,906 shares of Class A Common Stock issuable upon exchange of shares of Class V common stock of the Company and Hagerty Group Units, and (v) the resale by the Selling Securityholders of up to 12,669,300 PIPE Warrants, 1,300,000 OTM Warrants, 257,500 Private Placement Warrants, and 28,750 Underwriter Warrants, which forms a part of our Registration Statement on Form S-1 (Registration No. 333-261810). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.
This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Form 8-K filed with the SEC on December 1, 2022, which is set forth below.
This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.
We are also a “controlled company” within the meaning of the NYSE Listing Rules and, as a result, we qualify for exemptions from certain corporate governance requirements.
You should read the Prospectus, this prospectus supplement and any additional prospectus supplement or amendment carefully before you invest in our securities. Our Class A Common Stock and our Public Warrants are listed on the New York Stock Exchange under the symbols “HGTY” and “HGTY.WT,” respectively. On November 30, 2022, the closing price of our Class A Common Stock was $9.12 and the closing price for our Public Warrants was $2.40.
INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 5 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR SECURITIES.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is December 1, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

December 1, 2022
Date of Report (date of earliest event reported)

HAGERTY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40244	86-1213144
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

121 Drivers Edge
Traverse City, Michigan 49684
(Address of principal executive offices and zip code)

(800) 922-4050
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	HGTY	The New York Stock Exchange
Warrants, each whole warrant exercisable for one share of Class A common stock, each at an exercise price of $11.50 per share	HGTY.WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01    Regulation FD Disclosure.

On December 1, 2022, Hagerty, Inc. (“Hagerty” or the “Company”) announced a workforce reduction of approximately 6% (103 employees) as the Company continues its focus on managing expenses in order to achieve growth and profitability goals. The Company expects to realize a non-recurring charge of approximately $11 million, primarily in the fourth quarter, associated with this headcount reduction and the previously announced voluntary retirement program. The Company also expects to realize annualized savings of approximately $19 million as a result of both the reduction in force and the voluntary retirement program.

All impacted team members will have the opportunity to receive severance based on years of service at the Company, as well as additional benefits for impacted employees, including a payment for health care coverage, partial payment of the Company’s annual bonus plan, a transition payment, and outplacement services.

The information contained in this Item 7.01 to this Current Report on Form 8-K and the exhibit attached hereto pertaining to this item shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information or such exhibits be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The information set forth in this Form 8-K relating to this Item 7.01 shall not be deemed an admission as to the materiality of any information in this report that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Forward-Looking Statements
This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current expectations and projections with respect to, among other things, the workforce reduction. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “can,” “could,” “may,” “should,” “would,” “will,” the negatives thereof and other words and terms of similar meaning. Forward-looking statements include all statements that are not historical facts. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Among these factors are risks related to the “Risk Factors” identified in the Company’s Annual Report on Form 10-K for 2021.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAGERTY, INC.

Date: December 1, 2022	/s/ Barbara E. Matthews
Barbara E. Matthews
SVP, General Counsel and Corporate Secretary